Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE CONTACT: James Gallagher (281) 529-7650
032207.04

Global Industries Elects Lawrence R. Dickerson to the Board of Directors
Carlyss, Louisiana (March 22, 2007) — Global Industries, Ltd. (NASDAQ: GLBL) announced today that Lawrence R. Dickerson, President and Chief Operating Officer of Diamond Offshore Drilling Inc. has been elected to the Board of Directors of the Company. Mr. Dickerson was elected to the Board on March 21, 2007.
Mr. Dickerson has served as President and Chief Operating Officer and as a Director of Diamond Offshore Drilling, Inc. since 1998. Previously Mr. Dickerson was Senior Vice President and Chief Financial Officer. Mr. Dickerson joined Diamond Offshore in 1979.
Mr. Dickerson has been involved in various industry and governmental organizations. He is currently Vice Chairman of the National Ocean Industries Association. He is currently a director of the International Association of Drilling Contractors and was the 2003 Chairman. Mr. Dickerson was appointed by the President and served on the U.S. Commission on Ocean Policy.
Mr. William J. Doré, Global’s Chairman of the Board stated, “We are very pleased to welcome Larry to our board. Larry is widely respected and his experience and knowledge of the oilfield service industry will be invaluable to Global as we continue to grow.”
Global Industries provides offshore construction, engineering, project management and support services including pipeline construction, platform installation and removal, and diving services to the global oil and gas industry in the Gulf of Mexico, Mexico’s Bay of Campeche, South America, West Africa, the Mediterranean, the Middle East, India, and Asia Pacific. The Company’s shares are traded on the NASDAQ Global Select Market under the symbol “GLBL.”
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.
For additional news releases on Global Industries, Ltd., please visit Global’s web site at www.globalind.com.
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